Exhibit 10.1

AMENDMENT NO. 3 TO STOCK PURCHASE AGREEMENT

Amendment No. 3 (“Amendment No. 3”) dated January 11, 2010 to Stock Purchase Agreement dated October 6, 2009 and amended November 10, 2009  on December 9, 2009 (the “Amended SPA”) among CS China Acquisition Corp. (“Purchaser”), Asia Gaming & Resort, Ltd. (“Company”) and Spring Fortune Investment Ltd (“Shareholder”).

WHEREAS, the parties hereto, who constitute all of the parties to the Amended SPA, desire to amend the Amended SPA as set forth herein;

IT IS AGREED:

1.  Section 1.12 of the Amended SPA is hereby amended to read as follows:

“1.12                      Sale Restriction.

(a)  During the one-year period beginning on the Closing Date, no public market sales of shares of Purchaser Stock issued pursuant to Section 1.2 shall be made in excess of that number of shares equal to the difference between (i) 47% of the number of shares of Purchaser Stock outstanding immediately after the Closing and (ii) the total number of shares of Purchaser Stock outstanding immediately after the Closing held by all holders of Purchaser Stock other than the Shareholder, provided that no such sales shall be made to the extent that such sales would reduce the total number of shares of Purchaser Stock that are subject to sale restrictions at the time of such sale below 53% of the total number of shares of Purchaser Stock then outstanding.

(b)  During the period ending on the later of one year after the Closing Date or three months after the date of their issuance, no public market sales of shares of Purchaser Stock issued pursuant to Section 1.7 shall be made in excess of 10% of the number of shares issued on each such issuance.

(c)  Of the shares of Purchaser Stock sold pursuant to Sections 1.12(a) and 1.12(b), one-third must be sold at a price equal to or greater than $9.50 per share, an additional one-third of such shares must be sold at a price equal to or greater than $8.50 per share and all such shares must be sold at a price equal to or greater than $7.50 per share.

(d)  The proceeds of sales made pursuant to Sections 1.12(a) and 1.12(b), up to an amount equal to amounts expended from the Trust Fund (as defined in Section 3.25) for redemptions and purchases by Purchaser, shall be loaned by the Shareholder to the Company, without interest, until such time as the working capital of the Company is at least  One Hundred Million Dollars ($100,000,000).

(e)  No private sales of shares of Purchaser Stock that may be sold pursuant to Sections 1.12(a) and 1.12(b) may be made unless the purchaser acknowledges and agrees in writing to the provisions of this Section 1.12.

(f)  No public market or private sales of shares of Purchaser Stock issued to the Shareholder in excess of the amounts that may be sold pursuant to Sections 1.12(a) and 1.12(b) may be made during the periods in which the provisions of such Sections are in effect without the prior written consent of at least five of the seven members of the Purchaser’s board of Directors.

(g)  Notwithstanding the other provisions of this Section 1.12, the Shareholder may transfer shares of Purchaser Stock issued pursuant to this Agreement to employees of the Company and its Subsidiaries (as defined in Section 2.2(a)) who are parties to Employment Agreements (as defined in Section 5.20), to other Persons who are listed on Schedule 1.12 and to the counter-party to the Advisor Agreement (as defined in Section 2.17), provided that such employees, other Persons and counter-party acknowledge and agree to the restriction stated in Sections 1.12(a) and 1.12(b) by delivery to Purchaser of a written document to such effect and provided, further, that all such transfers are made in a manner that would not cause the issuance of the shares of Purchaser Stock pursuant to this Agreement to be in violation of the Securities Act.

(h)  All shares of Purchaser Stock issued pursuant to this Agreement that are not subject to the restrictions set forth in Sections 1.12(a) and (b) may be sold or otherwise transferred by the Shareholder except as may be restricted by the Securities Act and other United States securities laws, provided that all such sales and transfers are made in a manner that would not cause the issuance of the shares of Purchaser Stock pursuant to this Agreement to be in violation of the Securities Act.”

(i) Certificates representing shares of Purchaser Stock issued pursuant to this Agreement shall bear a prominent legend to the effect of the provisions of this Section 1.12.”

2.  Capitalized terms used herein that are defined in the Amended SPA shall have the meanings ascribed to them in the Amended SPA.

3.  As amended hereby, the Amended SPA shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be executed as of the date first above written.

CS CHINA ACQUISITION CORP.

By:	/s/ Chien Lee
Chien Lee
Chairman of the Board

ASIA GAMING & RESORT, LTD.

By:	/s/ Leong Siak Hung
Leong Siak Hung
Chief Executive Officer

SPRING FORTUNE INVESTMENTS LTD

By:	/s/ Leong Siak Hung
Leong Siak Hung
Director